Exhibit 99.1

For Immediate Release

ShopHQ Celebrates its Best Thanksgiving Weekend Event In Six Years

More Customers Made ShopHQ Their Shopping Headquarters Than Ever Before

MINNEAPOLIS, MN – December 3, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), the multichannel electronic retailer that operates ShopHQ (www.shophq.com), a watch and shop anytime, anywhere community-driven shopping experience via TV, phone, Internet and mobile, announced today its best Thanksgiving weekend sales event in six years.

ShopHQ’s “Holiday Shopping Headquarters” event, from November 28th to December 2nd, led to the highest sales for the Company during a Thanksgiving weekend event in six years. In addition, the Company achieved all-time records during this period - for total customers, new customers and net units sold - in its 23-year history. ShopHQ offered shoppers a weekend filled with the season’s must-have holiday gifts and a broad mix of products and special “Shopbuster™” values in fashion, jewelry, beauty, home décor, consumer electronics and watches.

Shoppers were able to purchase their holiday gifts and access enhanced content at ShopHQ.com as well as on its mobile platforms, including iPhone and Android smartphone and tablet apps, leading to online penetration of over 50%.

ShopHQ Chief Merchandising Officer, Annette Repasch, said, “Our team executed a tremendous holiday shopping event. We have been listening to our customers and delivered an event that met their requests for more fashion, more products for their home and holiday entertaining, more beauty and more great consumer electronics gifts. We delighted them with this holiday season’s top gifts, including must-have Android tablets, fashion handbags and exquisite tabletop items from Waterford Crystal. ShopHQ’s Thanksgiving Weekend truly had something for everyone and delivered the top holiday gifts to our customers.”

ShopHQ’s holiday shopping season continues throughout the month of December. To help customers shop with confidence, ShopHQ is once again guaranteeing Christmas delivery on thousands of gift items, at no additional charge, for orders placed through December 22, 2013. In addition, ShopHQ has extended its normal 30-day return policy for items purchased now through December 25, 2013, and will accept returns of these items until January 31, 2014.

About ValueVision Media and ShopHQ:

ValueVision Media, Inc. runs ShopHQ, a multichannel retailer providing a convenient, content-rich, interactive shopping experience on a 24/7 basis via TV, phone, Internet and mobile. ValueVision's ShopHQ retail programming is streamed live nationwide at www.shophq.com and is broadcast into over 86 million cable and satellite homes. ShopHQ provides a broad base of merchandise spanning Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories and Jewelry & Watches. ValueVision is transitioning its consumer brand to ShopHQ, your shopping headquarters, from ShopNBC over the balance of fiscal 2013. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

The information described above is not intended to be and shall not be considered representative or indicative of the Company’s future results of operations or financial position. This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants;  our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s stockholders, including a special meeting of shareholders, if such a meeting is called.  The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with any such meetings of shareholders.  Information concerning these directors and executive officers in connection with the matters to be voted on at any such meeting that may be held will be included in the proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with any such meeting.  In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC.  Any proxy statement, any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available free of charge at the SEC website at http://www.sec.gov. Shareholders are urged to read carefully any such proxy statement filed by the company and any other relevant documents filed when they become available because they will contain important information, including information with respect to participants.

Contacts

Media:
Dawn Zaremba
ShopHQ
dzaremba@shophq.com
(952) 943-6043 O

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M